Exhibit (o)(2)

Code of Ethics

Natixis Advisors, L.P.

Natixis Distribution, L.P.

As Amended

March 2020

Introduction

This is the Code of Ethics (“Code”) of Natixis Advisors, L.P. (“Natixis Advisors”) and Natixis Distribution, L.P. (“Natixis Distribution”) (the “Firms”).

Statement of General Principles

It is the policy of the Firms that no Supervised Person shall engage in any act, practice, or course of conduct that would violate the Code, the fiduciary duty owed by the Firms and their personnel to Clients, or any applicable federal securities laws, including but not limited to certain sections of and rules promulgated under the Investment Advisers Act of 1940 (as amended; the “Advisers Act”) including Rule 204A-1 thereunder, the Employee Retirement Income Security Act of 1974 (as amended; “ERISA”), or the Investment Company Act of 1940 (as amended; the “1940 Act”) including Rule 17j-1 thereunder. The fundamental position of the Firms is, and has been, that at all times the interests of their Clients are placed first. Accordingly, a Supervised Person’s personal financial transactions (and those of members of their Family/Household) and related activities must be conducted consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of the Firms’ position of trust and responsibility.

It is not intended that the policies in this Code will specifically address every situation involving personal trading. These policies will be interpreted and applied, and exceptions and amendments will be made by the Compliance Officer in a manner considered fair and equitable, in all cases with the view of placing the Firms’ Clients’ interests paramount. It also bears emphasis that technical compliance with the procedures, prohibitions, and limitations of this Code will not automatically insulate a Supervised Person from scrutiny of, and sanctions for, securities transactions that indicate an abuse of the Firms’ fiduciary duty to any of its Clients.

Things You Need to Know to Use This Code

1. Terms - Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

2. Purpose of the Code - The policies in this Code reflect the Firms’ desire to detect and prevent not only situations involving actual or potential conflicts of interest or unethical conduct, but also those situations involving even the appearance of these. This Code (i) sets forth standards of conduct expected of Supervised Persons (including compliance with the federal securities laws), (ii) is intended to safeguard material nonpublic information about Client transactions, and (iii) requires Access Persons to report personal securities transactions, including transactions in shares of certain investment companies managed by the Firms or any affiliate of any of the Firms (“Covered Funds”). A complete list of Covered Funds is maintained by the Compliance Officer and is posted on the Firms’ Intranet; a printed list is available upon request from the Compliance Officer.

3. Access Persons – For purposes of this Code, all officers, directors, and employees of the Firms are considered Access Persons, except for any director who is not an officer or employee of the Firms and who meets all of the following conditions:

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He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;

•	He or she does not have access to nonpublic information regarding any Clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Covered Fund; and

•	He or she is not involved in making securities recommendations to Clients, and does not have access to such recommendations that are nonpublic.

While many officers and employees of the Firms do not have regular access to information regarding the purchase and sale of securities by either Mutual Fund Clients or Separate Account Clients, they may have occasional access to mutual fund or separate account portfolio information that has not been aged 30 days. Therefore, all officers and employees of the Firms have been designated Access Persons.

4. Investment Persons – All Access Persons (and employees of any company in a control relationship with the Firms) that have been specifically identified by the Compliance Department as having access to or either regular or periodic knowledge of material nonpublic information regarding the purchase and sale of securities by Mutual Fund Clients or Separate Account Clients are also considered Investment Persons. A complete list of Investment Persons is maintained by the Compliance Department.

5. Compliance Department and Compliance Officer – This Code is administered by the Compliance Officer and his designee(s). Any significant issues, concerns, or findings identified by the Compliance Officer are reported to the Firms’ Ethics and Supervisory Committee.

The Compliance Officer has the authority to grant written waivers of certain provisions of this Code in appropriate instances. However, some provisions of the Code are mandated by Securities and Exchange Commission (SEC) rules and cannot be waived.

6. Ethics and Supervisory Committee (“Committee”) - The Committee is comprised of certain members of senior management of the Firms. The Committee is charged with ensuring the Code remains reasonably designed to prevent Supervised Persons from engaging in any act, practice, or course of conduct that would violate the fiduciary duty owed by the Firms and their personnel to Clients, any applicable federal securities laws, including but not limited to certain sections of and rules promulgated under the Advisers Act including Rule 204A-1 thereunder, ERISA, or the 1940 Act including Rule 17j-1 thereunder. The Committee will review the terms and provisions of this Code at least annually and make amendments as necessary.

The Committee meets quarterly to review any Code violations identified by the Compliance Officer to (i) make a determination of whether they are indeed violations under the Code; (ii) establish the degree of severity the violation represents; and (iii) if necessary mete out disciplinary actions as described in Section E of this Code.

The Compliance Officer will distribute the Code to all Supervised Persons annually and upon any amendment. You are required to acknowledge your receipt and understanding of the Code annually through Schwab Compliance Technologies.

7. Mutual Fund Clients – Includes all investment companies for which Natixis Advisors serves as adviser, or for which Natixis Distribution is the Distributor. All investment company Clients are currently considered Mutual Fund Clients.

8. Separate Account Clients - Natixis Advisors markets the investment expertise of its advisory affiliates and other advisory firms to separate account platforms. While Natixis Advisors primarily relies on model portfolios provided by affiliates or third party subadvisers to manage Client assets, it normally has investment discretion over Separate Account Client portfolios.

For purposes of this Code of Ethics, Mutual Fund Clients and Separate Account Clients are collectively referred to as Clients.

Specific Requirements of the Code

A. General Rules

It is improper for Supervised Persons to:

•	use for his/her own benefit (or the benefit of anyone other than the Clients) information about the trading activity or holdings of Clients or recommendations of the advisers or subadvisers; or

•	take advantage of investment opportunities that would otherwise be available for the Clients; or

•	engage in insider trading or employ a manipulative and deceptive device; or

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make any untrue statement of a material fact to any Client or omit to state a material fact necessary in order to make the statements made to any Client, in light of the circumstances under which they are made, not misleading.

Also, as a matter of business policy, the Firms require that Supervised Persons adhere to a standard of conduct that: (i) reflects the fiduciary obligations of the Firms, including preventing access to material nonpublic information about Clients by Supervised Persons not needing such information to perform their duties; (ii) complies with all securities laws; and (iii) avoids even the appearance that Supervised Persons receive any improper benefit from information about trading activity or holdings of Clients, the advisers or subadvisers, or from our relationships with the brokerage and advisory communities.

The Firms expect all Supervised Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code.

B. Designated Broker Request

Except as described in paragraphs (i)-(v) below, Access Persons who have personal accounts that hold or can hold securities, including Covered Securities or shares of Covered Funds in which they have Beneficial Ownership are encouraged to maintain such accounts at one of the following firms: Charles Schwab, Fidelity Investments, Merrill Lynch, Morgan Stanley Smith Barney, Northern Trust, T.D. Ameritrade, UBS, Wachovia/Wells Fargo, E*Trade, Ameriprise, Interactive Brokers, or Vanguard (collectively, the “Designated Brokers”). New Access Persons should initiate movement of existing accounts to a Designated Broker within 30 days of being named an Access Person.

Deviations from the Designated Broker Request must be submitted to the Compliance Officer in advance for formal acknowledgement Examples of acknowledged deviations include:

(i)	Shares of the Natixis Funds, Loomis Sayles Funds, and Oakmark Funds purchased directly from the Covered Fund if such shares are held with the fund’s transfer agent.

(ii)	Shares of Covered Funds purchased through one or more of the Firms’ retirement plans, including the Firms’ 401(k) plan.

(iii)

Certain accounts in which the Access Person has Beneficial Ownership, including retirement accounts with an Access Person’s prior employer, retirement accounts of an Access Person’s spouse, and DRIP and ESOP investment programs.

(iv)	Accounts for which the Access Person has Beneficial Ownership but no investment influence or control may be eligible for a deviation from the Designated Broker Request.

(v)

Accounts in which an Access Person may have Beneficial Ownership through a member of their Family/Household, which accounts are subject to a code of ethics or similar policy requiring the account be held at an entity other than a Designated Broker.

For example, if the spouse of an Access Person is employed by a broker-dealer or registered investment adviser that has adopted a code of ethics that requires the spouse to maintain personal securities accounts at a non-designated broker-dealer (including the employer itself), the Firms will defer to that requirement so long as the Duplicate Confirmation Notice and Statement Requirement (see Section F.5. of this Code) is satisfied.

NOTE: Access Persons are required to report all accounts in which any securities are held (not just Covered Securities and Covered Funds). For example, a 401(k) account from a prior employer must be reported even if there are no Covered Funds available in the plan.

NOTE: In instances in which the Compliance Officer acknowledges a deviation from the Designated Broker Request to any accounts that hold or can hold Covered Securities and/or Covered Funds, the Duplicate Confirmation Notice and Statement Requirement (see Section F.5 of this Code) shall apply instead.

C. Gifts to or from Brokers, Clients, or Others

No Access Person may accept, receive or give on his or her own behalf, or on behalf of the Firms, any gift or other accommodations from or to a vendor, broker, securities salesman, Client, or prospective Client (a “business contact”) that might create a conflict of interest or interfere with the impartial discharge of such Access Person’s responsibilities to the Firms or the Clients, be construed as an improper attempt to influence the recipient, or place the recipient or the Firms in a difficult or embarrassing position. This prohibition applies equally to gifts to or from members of the Family/Household of Access Persons.

In no event should gifts to or from any one securities industry contact have a value that exceeds the annual limitation on the dollar value of gifts established by the Compliance Officer from time to time (currently $100). Extra care should be given when accepting any gifts or entertainment from Broker-Dealer or Research Provider Firms to ensure they are neither too frequent nor excessive in totality.

These policies are not intended to prohibit normal business entertainment such as meals or tickets to sporting events or the theatre. Please note that business entertainment is different than giving or receiving gifts. If you are unsure whether something is a gift or business entertainment, refer to the Firms’ Non-Cash Compensation Policy, the Policy Regarding Employee Political Contributions to Certain Government Officials, or ask the Compliance Officer.

D. Service on the Board or as an Officer of Another Company

To avoid conflicts of interest, “inside information” concerns, and other compliance and business issues, the Firms prohibit all Access Persons from serving as officers or members of the board of any other entity, except with the advance written approval of the General Counsel or Compliance Officer. Approval must be obtained through the Compliance Officer, and could require consideration by the Ethics and Supervisory Committee. The Firms can deny approval for any reason or without providing a reason. This prohibition does not apply to service as an officer or board member of any parent, subsidiary, or affiliate of the Firms, nor does it apply to non-employee members of the Firms’ board (i.e. those board members who are not employees of the Firms).

E. Violations and Penalties

The Firms expect all Supervised Persons to comply with the spirit of the Code, as well as the specific rules contained in the Code. Any violations must be reported promptly to the Compliance Officer.

The Firms treat violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firms (through the Ethics and Supervisory Committee) might take a variety of remedial measures. These may include imposing penalties or fines, cutting your compensation, demoting you, requiring disgorgement of trading gains, imposing a ban on your personal trading, suspending or terminating your employment, or reporting the matter to civil or criminal authorities. Sanction guidelines can be found in the Firms’ Code of Ethics Escalation Policy.

Improper trading activity may constitute a violation of this Code. You may also be considered in violation of this Code by failing to promptly report violations to the Compliance Officer, by failing to file required reports in a timely manner, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. You may be considered in violation of this Code even if no harm results from your conduct.

If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Compliance Officer. Do not just guess at the answer, since ignorance of the requirements of the Code or the legal regulations underlying the Code will not serve as an excuse for a violation.

F. Reporting Requirements — Applies to All Access Persons

One of the more important aspects of complying with this Code is understanding which holdings, transactions, and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of members of your Family/Household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand which holdings, transactions, and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Covered Fund, Family/Household, and Beneficial Ownership in the “Definitions” section of this Code.

NOTE: All reports specified in this Code must be submitted to the Compliance Department. You must file the reports described below, even if you have no holdings, transactions, or accounts to list in the reports, and whether or not your accounts are held at a Designated Broker or duplicate confirmation statements have been forwarded to the Compliance Department. With limited exceptions, reports are filed using Schwab Compliance Technologies.

1. Initial Holdings Report. No later than 10 days after you become an Access Person, you must file with the Compliance Officer an Initial Holdings Report.

The Initial Holdings Report requires you to list all Covered Securities and Covered Funds in which you (or members of your Family/Household) have Beneficial Ownership (including the title and type of security; as applicable, the exchange ticker symbol or CUSIP number; the number of shares; and principal amount). The information reported must be current as of a date no more than 45 days prior to becoming an Access Person.

The Initial Holdings Report also requires you to list all brokers, dealers, and banks where you maintained an account in which any securities, including Covered Funds or Covered Securities were held or could have been held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Access Person.

The Initial Holdings Report also requires you to confirm that you have read and understand this Code; that you understand that it applies to you and members of your Family/Household; and that you are considered an Access Person under the Code.

NOTE: It is important for new Access Persons to be familiar with the Designated Broker Request of this Code; any questions concerning this requirement should be directed to the Compliance Officer.

2. Quarterly Transaction Reports. No later than 15 days after the end of March, June, September, and December each year, you must file with the Compliance Officer a Quarterly Transaction Report. While compliance with this requirement will be monitored, a late report will not be considered a violation of the Code unless it is filed with the Compliance Officer more than 30 days after the end of the quarter.

The Quarterly Transaction Report requires you to report all volitional transactions during the most recent calendar quarter in Covered Securities and Covered Funds (including the date of the transaction; the title and type of security; the exchange ticker symbol, CUSIP number, or interest rate and maturity date (as applicable); the number of shares; price; and principal amount), in which you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to report the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition) and the name of the broker, dealer or bank with or through which the transaction was effected.

You do not need to report non-volitional transactions effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan and the Natixis 401(k). Applicable transactions within the Natixis 401(k) are provided directly from the plan sponsor and do not need to be included in the SchwabCT certification by employees.

Non-volitional transactions in Covered Securities (including Covered Funds) such as automatic monthly payroll deductions, changes to future contributions within the Natixis 401(k), dividend reinvestment programs, and dollar cost averaging programs are still subject to the Code’s annual holdings reporting requirement.

If no volitional transactions in any Covered Securities were effected during a quarterly period by an Access Person, such Access Person shall nevertheless submit a report within the period specified stating that no reportable securities transactions were affected.

All Access Persons maintaining accounts at non-Designated Brokers are responsible for attaching electronic or scanned copies of statements for those non-Designated Broker accounts when completing quarterly certifications.

The Quarterly Transaction Report also requires you to either confirm or amend your complete list of brokers, dealers, and banks with whom you or a member of your Family/Household established an account in which any securities, including Covered Funds or Covered Securities, were held or could have been held during the quarter for the direct or indirect benefit of you or a member of your Family/Household.

3. Annual Holdings Reports. By January 30 of each year, you must file with the Compliance Officer an Annual Holdings Report as of December 31 of the preceding year.

The Annual Holdings Report requires you to list all Covered Securities and Covered Funds (including the title and type of security; as applicable, the exchange ticker symbol or CUSIP number; the number of shares; and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers, and banks with whom you or a member of your Family/Household maintained an account in which any securities, including Covered Securities or Covered Funds were held, or could have been held, for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

All Access Persons maintaining accounts at non-Designated Brokers are responsible for attaching electronic or scanned copies of the year-end statement for those accounts when completing annual certifications.

The Annual Holdings Report also requires you to confirm that during the prior year, except as otherwise indicated therein, you have complied with all applicable requirements of the Code and have reported all accounts, holdings, and transactions required to be reported under the Code, that you understand that it applies to all members of your Family/Household, that you understand that you have been designated an Access Person, and whether you have been designated an Investment Person under the Code.

4. Annual Acknowledgement. You must acknowledge your receipt and understanding of the Code (and any amendments), along with the Firms’ Statement of Policies and Procedures with Respect to the Flow and Use of Material, Non-Public (Inside) Information, by submitting an electronic affirmation annually.

5. Duplicate Confirmation Notices and Statements. Any Access Person or member of his or her Family/Household that has a securities account (in which Covered Securities or shares of Covered Funds are held, or could be held) with any broker, dealer, or bank that is subject to a deviation from the Designated Broker Request under Sections B. (iii), (iv), or (v) of this Code, or has a deviation acknowledged by the Compliance Officer, must direct that broker, dealer, or bank to send, directly to the Compliance Officer, contemporaneous duplicate copies of all transaction confirmation notices and statements relating to that account.

NOTE: In certain circumstances Covered Securities may be held in accounts that are not subject to the Designated Broker Request, but do not have the ability to generate duplicate confirmation notices and statements (i.e. ESOP, DRIP, and 401(k) Plans). In these limited circumstances, duplicate statements are not required.

G. Transaction Restrictions

1. Initial Public Offerings, Initial Coin Offerings, Securitized Coin Offerings, and Private Placements. Access Persons may not acquire securities in an Initial Public Offering (“IPO”), Initial Coin Offering (“ICO”), Securitized Coin Offering (“SCO”) or Private Placement unless prior written approval is obtained from the Compliance Officer, and, in the determination of the Compliance Officer, participation does not present a conflict of interest with any Clients or impede the equitable distribution of the offering to the public. Any request for allocation of an IPO or a Private Placement to an Access Person that is in any way connected with his or her position in the Firms will be denied. Further, the Compliance Officer may deny requests for any reason or without providing a reason.

Access Persons must request approval for participation in an IPO, ICO, SCO or Private Placement by submitting a written request to the Compliance Officer. These requests must include:

•	A brief description of the Private Placement, ICO, SCO or IPO opportunity

•	In the case of a Private Placement, the nature of the employee’s participation

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A statement as to how and why the opportunity was offered to the Access Person and other factors relevant, from the perspective of the Firms, to the approval decision (e.g. whether participation in the Private Placement or IPO is connected with the Access Person’s position with the Firms or will result in any conflicts of interest with Client portfolios.)

No Access Person will be allowed to participate in any ICO or SCO that is being offered by any Affiliated Entity.

2. Futures and Related Options. No Access Person shall use derivatives, including futures, options on futures, or options on a Covered Security, to evade the restrictions of the Code. In other words, no Access Person may use derivative transactions with respect to a Covered Security if the Code would prohibit the Access Person from taking the same position directly in the Covered Security.

3. Blackout Period. No Access Person (including any member of the Family/Household of such Access Person) may purchase or sell any Covered Security within the seven calendar days immediately before or after a calendar day on which any Mutual Fund Client or a Separate Account Client purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security), unless the Access Person had no actual knowledge that the Covered Security (or any closely related security) was being considered for purchase or sale for any Mutual Fund Client or Separate Account Client. Note that the total blackout period is 15 days (the day of the Client trade, plus seven days before and seven days after).

The blackout period does not apply to Access Person transactions concurrent with Separate Account Client transactions intended merely to rebalance, liquidate, or open accounts for Separate Account Clients where Natixis Advisors acts as the adviser, for the following reasons: Natixis Advisors primarily relies on model portfolios supplied by investment advisory affiliates and third party investment advisory firms; due to the nature of Natixis Advisors’ separate account program, a number of these Separate Account Clients may add or withdraw funds, and open or close accounts, on a daily basis; the trades generated by these activities are unpredictable; they are not caused by a change in the investment opinion of Natixis Advisors or any of its subadvisers; they tend to be small in size with little or no market impact; they are of an administrative nature; and if triggering a blackout period, they would likely have the effect of “blacking out” every security traded by Separate Account Clients of Natixis Advisors on every trading day. The blackout period does apply, however, to transactions concurrent with Separate Account Client transactions related to implementation of changes to model portfolios or related to changes in the investment opinion of Natixis Advisors or any of its subadvisers. However, the blackout period does not apply to model changes for overlay relationships where un-affiliated model portfolios are implemented, except for specifically designated Investment Persons (list maintained by the Compliance Officer).

NOTE: All transactions for Access Persons subject to the Blackout Period will be compared to transactions executed by Natixis Advisors or a subadviser on behalf of Mutual Fund Clients and Separate Account Clients. The fact that the Compliance Officer has precleared a trade does not mean that it is not monitored. When evaluating a preclearance request, trades executed on behalf of Separate Account Clients over the previous 7 days are considered. Changes to model portfolios on the day preclearance is requested and over the subsequent 7 days may create a concurrent trade, but will not be deemed a violation of the Code unless the employee had prior knowledge of the Client transaction. Due to the nature of Natixis Advisors’ advisory activity with respect to Mutual Fund Clients it is impossible to consider trading by Mutual Fund Clients when granting preclearance. Transactions by Access Persons will be compared to transactions executed by both Separate Account Clients and Mutual Fund Clients at the end of the reporting period.

For example if an Access Person executes a trade in a Covered Security for which he or she has received proper preclearance on January 1st, and a subadviser changes a model portfolio which results in trades in the same Covered Security by Separate Account Clients any time before January 8th (the remainder of the 15 day blackout period), it may result in a violation of the Code, if the Access Person had knowledge that the Covered Security was being considered for purchase or sale for any Client account.

Trading within the 15-day blackout period is not automatically considered a violation of the Code but is instead subject to the knowledge condition set forth above. The Compliance Officer will monitor personal securities trading activity and if a pattern appears to exist with respect to the trading activity of an Access Person and any Mutual Fund Client and/or Separate Account Client within the 15-day blackout periods, it will be investigated. If it is determined that a violation has occurred, the Firms will generally require any profits from the transactions to be disgorged and donated to charity, and may impose other sanctions as deemed necessary (see Section E of this Code).

4. Preclearance Requirement. Access Persons are required to request and receive preclearance by the Compliance Officer before executing the purchase or sale of Covered Securities. Given the nature of Natixis Advisors’ current advisory operations, which include oversight of other investment advisers, approving, and in some cases effecting, transactions for Client accounts, Natixis Advisors’ role as an administrator, and Natixis Distribution’s role as a distributor and underwriter, the Firms have incorporated several exemptions to the Preclearance Requirement that you should be familiar with.

a.

Preclearance. Unless specifically exempted by this Code, no Access Person shall purchase or sell any Covered Security for his or her own account (or the account of any member of his or her Family/Household) without proper preclearance. Unless specifically noted by the Compliance

Officer, trades must be completed on the same day that preclearance is granted. This requirement applies to all trades in Covered Securities. Instruments representing an indirect interest in a Covered Security, such as options and warrants, must also be precleared.

b.

Process. Access Persons are required to submit a preclearance request to the Compliance Officer and receive approval for the transaction before executing a trade for a Covered Security transaction requiring preclearance. Trades in Covered Securities cannot be executed until the Compliance Officer provides specific approval. Preclearance will not be granted for any trades that would violate the blackout period restriction as it applies to personal transactions effected within 7 days after a Separate Account Client trade.

Cryptocurrencies must receive preclearance from the Compliance Officer prior to investment. Bitcoin and Ethereum are exempt from the preclearance requirement. The Compliance Officer will review the currency to determine whether it falls into the definition of Covered Security.

The Firms reserve the right to require any Access Person to preclear exempted transactions (discussed below) at any time and, if requested by the Firms, an Access Person must obtain the approval of the Compliance Officer before buying or selling any security, for such period (which may be indefinite) as the Compliance Officer shall determine.

5. Good Until Canceled and Limit Orders. No Access Person shall place a “good until canceled”, “limit”, or equivalent order with his/her broker for any Covered Security subject to the preclearance requirement except that an Access Person may utilize a “day order with a limit” so long as the transaction is consistent with provisions of this Code, including the preclearance procedures. All orders must expire at the end of the trading day on which they are precleared unless otherwise extended by the Compliance Officer.

6. Exempt Transactions. The blackout period and preclearance requirements do not apply to Covered Funds and the following categories of transactions in Covered Securities by all Access Persons:

•	Transactions in accounts for which the Access Person has Beneficial Ownership but no investment influence or control.

•	Transactions in any Covered Security guaranteed by the United States Government, or any state government or governmental agency of a municipality.

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Transactions that occur by operation of law or under any other circumstance in which no investment discretion is exercised, and no recommendations are made, by the Access Person or any member of their Family/Household.

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Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of a Covered Security held by the Access Person (or Family/Household member) and received by the Access Person (or Family/Household member) from the issuer.

•	Purchases of a Covered Security pursuant to an automatic investment, withdrawal or dividend reinvestment plan.

•	Transactions in Exchange Traded Funds (“ETFs”) other than those that are Covered Funds, Exchange Traded Notes (“ETNs”) as well as any related options.

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Transactions in futures and options contracts on interest rate instruments, commodities, or indexes; and options on such contracts, so long as the transactions do not violate the knowledge provision in Section G.3. of this Code.

•	The purchase of additional shares, (including mandatory capital calls), or the subsequent sale (partial or full) of a previously approved Private Placement.

Additionally, the preclearance and blackout requirements do not apply to the following transactions by all Access Persons unless he or she has been specifically designated an Investment Person:

•	Transactions of 100 shares or less of common or preferred stocks of a class that is publicly traded on a national stock exchange.

•	Transactions with an aggregate dollar value (excluding commissions) of $10,000 or less.

•	Transactions in Covered Securities issued by a company with a market capitalization of at least $10 billion U.S. (or the equivalent in foreign currency).

Further, the preclearance and blackout requirements do not apply to the following transactions by Investment Persons:

•	Transactions of 100 shares or less of common or preferred stocks issued by a company with a market capitalization of at least $10 billion.

NOTE: These transactions are not exempted from the reporting requirements of this Code.

H. Compliance Officer Approval

The Compliance Officer is charged with responsibility for ensuring that all Access Persons adhere to the reporting requirements of this Code of Ethics and that the review requirements of this Code are performed in a prompt manner.

Definitions

The following terms have special meanings in this Code of Ethics:

•	Access Person

•	Beneficial Ownership

•	Client

•	Compliance Officer

•	Covered Fund

•	Covered Security

•	Designated Broker

•	Family/Household

•	Initial Public Offering

•	Investment Person

•	Mutual Fund Client

•	Non-volitional transactions

•	Private Placement

•	Separate Account Client

•	Supervised Person

•	Volitional transactions

The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as “Beneficial Ownership”) are sometimes used in other contexts, not related to Code of

Ethics, where they may have different meanings. For example, “Beneficial Ownership” has a different meaning in this Code of Ethics than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account, or person is covered by any of these definitions, ask the Compliance Officer. Do not just guess at the answer.

Access Person means Access Person as defined in Rule 17j-1 under the 1940 Act and/or Rule 204A-1 under the Advisers Act, as those rules are amended from time to time. The elements of these definitions are outlined beginning on page 2 of this Code.

Due to the nature of the Firms’ activities and for the purposes of administering this Code, the Firms have designated all their officers, directors and employees as Access Persons (except for directors that satisfy the conditions listed above), whether or not such officers, directors and employees fall within the definition of “Access Person” as defined in Rule 17j-1 under the 1940 Act and/or Rule 204A-1 under the Advisers Act. An officer, director or employee becomes an Access Person on his or her hire date.

The term “Access Person” under this Code and relating to the Firms normally does not include an employee of a company in a control relationship to the Firms, who is not an employee, officer, or director of any of the Firms, where such company is required to have a Code of Ethics containing provisions reasonably necessary to prevent the Access Person from engaging in any act, practice, or course of business prohibited by Rule 17j-1(b) and such employee is required to report his or her transactions to such company. However, in certain instances a person may be an employee of both the Firms and an affiliated adviser, and may be subject to (and required to make required reports for) more than one Code of Ethics.

Beneficial Ownership means beneficial ownership as defined in Rule 17j-1 under the 1940 Act, as amended from time to time. Currently this means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

•	securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial, or “street name” accounts.

•	securities owned by a member of your Family/Household.

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securities owned by or for a partnership, in which the person is a general partner (whether the ownership is under the name of that partner, another partner, the partnership, or through a nominee, custodial, or “street name” account).

•	securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company, or other manager.

•	securities in a person’s individual retirement account.

•	securities in a person’s account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

•	securities owned by a trust of which the person is either a trustee or a beneficiary.

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securities owned by a corporation, partnership, or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity, or through a nominee, custodial, or “street name” account).

•	securities that are traded on behalf of an investment club of which an Access Person is a club member or in which a member of their Family/Household is a member.

The above is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Client means any individual, entity, or registered investment company for which Natixis Advisors serves as adviser or subadviser, or Natixis Distribution serves as distributor. Client information includes information obtained from entities contracted by Natixis Advisors as adviser to serve as subadviser for certain Mutual Fund Clients and Separate Account Clients.

Compliance Officer currently means the Chief Compliance Officer of Natixis Advisors or another person that he has designated to perform the functions of Compliance Officer. For purposes of reviewing the Compliance Officer’s own transactions and reports under this Code, evidence must be maintained that the review is completed by a different designee of the Compliance Officer.

Covered Fund means (i) any registered investment company advised or subadvised by Natixis Advisors, (ii) any registered investment company advised or subadvised by any investment adviser that controls Natixis Advisors, is controlled by Natixis Advisors or is under common control with Natixis Advisors (e.g. Loomis Sayles, Harris Associates, etc.), (iii) any registered investment company administered by Natixis Advisors, or (iv) any registered investment company distributed by Natixis Distribution (or any principal underwriter that controls Natixis Advisors, is controlled by Natixis Advisors or is under common control with Natixis Advisors). For clarification purposes, Covered Funds include, but are not limited to, the Natixis ETFs, the Natixis Funds, the Loomis Sayles Funds, and the Oakmark Funds and (v) Undertakings for the Collective Investment of Transferable Securities (“UCITS”) advised by any investment adviser that controls Natixis Advisors, is controlled by Natixis Advisors or is under common control with Natixis Advisors (e.g. Loomis Sayles, Harris Associates, etc.) .

NOTE: Covered Funds do not include money market funds whether or not Natixis Advisors (or any affiliate) serves as the investment adviser or subadviser.

NOTE: A 529 plan invested in underlying mutual funds will not be treated as a Covered Security or as an investment in Covered Funds, so long as the plan is not distributed, advised or subadvised by Natixis Advisors, Natixis Distribution or any affiliated firm, and your 529 plan investments are not in any portfolios distributed, advised or subadvised by Natixis Advisors, Natixis Distribution or any affiliated firm.

A complete list of Covered Funds may be obtained from the Compliance Officer or the Firms’ Intranet. The Compliance Officer may either add or remove funds from this list if he determines that there is either a heightened risk of access to portfolio information (in the case of funds that would not be considered Covered Funds under this definition), or no access to portfolio information about a fund (for those funds that would otherwise meet the above criteria of a Covered Fund).

Covered Security means a reportable security as defined in Rule 204A-1 under the Advisers Act, as amended from time to time. Currently this means anything that is considered a “security” under the Advisers Act, except:

•	Direct obligations of the U.S. Government.

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

•	Shares of money market funds that are registered under the 1940 Act.

•	Shares of open-end or closed-end investment companies that are (i) registered under the 1940 Act (mutual funds) and (ii) not Covered Funds.

•	Shares of unit investment trusts that are invested exclusively in one or more mutual funds (none of which are Covered Funds).

Security is a very broad term. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities”, such as:

•	Options on securities and currencies, and commodities.

•	Commodity interests.

•	Certain Cryptocurrencies including ICOs and SCOs (currently only Bitcoin and Ethereum are exempt)

•	Investments in all kinds of limited partnerships.

•	Investments in closed end funds and exchange traded funds.

•	Investments in foreign unit trusts, and foreign mutual funds.

•	Investments in private investment funds, hedge funds, and investment clubs.

If you have any question or doubt about whether an investment is a considered a Covered Security or a Covered Fund under this Code, ask the Compliance Officer.

Designated Broker means Charles Schwab, Fidelity Investments, Merrill Lynch, Morgan Stanley Smith Barney, Northern Trust, T.D. Ameritrade, UBS, Wachovia/Wells Fargo, E*Trade, Ameriprise, Interactive Brokers, or Vanguard (collectively, the “Designated Brokers”).

Family/Household means:

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Your spouse or live-in partner who shares your household and combines his or her financial resources in a manner similar to that of married persons (unless he or she does not live in the same household as you and you do not contribute in any way to his or her support).

•	Your children under the age of 18.

•	Your children who are 18 or older (if they live in the same household as you or you contribute in any way to their support).

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Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law, including adoptive relationships.

•	Any individual for whom you are exercising investment control.

NOTE: There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person’s support. Second, members of your Family/Household could, in some circumstances, learn of information regarding the Firm’s trading or recommendations for Client accounts, and must not be allowed to benefit from that information.

Initial Public Offering (“IPO”) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Persons – Include all Access Persons (and employees of any company in a control relationship with the Firms) that have been specifically identified by the Compliance Department as having regular or periodic knowledge of material nonpublic information regarding the purchase and sale of securities by Mutual Fund Clients or Separate Account Clients.

In addition to exposure to Client trading information, an individual may be designated an Investment Person for any reason. A complete list of Investment Persons is maintained by the Compliance Department.

NOTE: All Investment Persons are also Access Persons and must satisfy all applicable Code requirements.

Mutual Fund Client includes all investment companies for which Natixis Advisors serves as adviser, or for which Natixis Distribution is the Distributor. All investment company Clients are currently considered Mutual Fund Clients.

Non-volitional transactions are any transaction in which the employee has not determined the timing as to when the purchase or sale will occur and the amount of shares to be purchased or sold, i.e. changes to future contributions within the Natixis 401(k), dividend reinvestment programs, dollar cost averaging program, and automatic monthly payroll deductions. Non-volitional transactions are not subject to the pre-clearance or quarterly reporting requirements under the Code.

Private Placement means an offering of a stock or bond that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or Pursuant to Rule 504, 505, or 506 thereunder.

Separate Account Client includes all separately managed accounts for which Natixis Advisors provides investment advisory services.

Although Natixis Advisors has the ultimate investment decision-making authority with respect to securities to be purchased or sold, in most cases Natixis Advisors generally follows the recommendations implicit in the model portfolios supplied by its subadvisers. While Natixis Advisors relies primarily on these model portfolios to manage Client assets, it will retain discretionary authority over Client portfolios. This discretion will be primarily used to execute trades and manage accounts according to specific Client requirements.

Supervised Person means any partner, officer, director (or other person occupying a similar station or performing similar functions) or employee of a Firm, or other person who provides investment advice on behalf of Natixis Advisors and is subject to the supervision and control of Natixis Advisors. All Access Persons are also Supervised Persons.

Volitional transactions are any transactions in which the employee has determined the timing as to when the purchase or sale transaction will occur and amount of shares to be purchased or sold. Volitional transactions are subject to the pre-clearance and reporting requirements under the Code.